Exhibit 107.1

Table 1. Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other(2)	6,000,000 shares(3)	$201.42	$1,208,520,000.00	$0.0001102	$133,179.00

Total Offering Amounts					$1,208,520,000.00		$133,179.00

Total Fee Offsets							$0

Net Fee Due							$133,179.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s Amended and Restated 2018 Stock Incentive Plan (the “Amended Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $201.42 per share, which is the average of the high and low prices of the common stock on February 22, 2023, as reported on the Nasdaq Global Select Market.

(3)	Represents 6,000,000 shares of common stock that were added to the shares authorized for issuance under the Amended Plan, pursuant to the approval of the Amended Plan approved by the Registrant’s board of directors (the “Board”) on March 31, 2022 and its stockholders on May 18, 2022.